UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

Registration Statement under the Securities Act of 1933

Asia Interactive Media Inc.

(Exact name of registrant as specified in its charter)

Nevada	6770	43-195-4778
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Level 30, Bank of China Tower,
1 Garden Road, Central Hong Kong
Tel   011-852-9836-2643

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nevada Agency and Trust Company
50 West Liberty Street, Suite 880, Reno, Nevada 89501
Tel (775) 322-0626

  (Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Bacchus Corporate and Securities Law
Suite 1820 Cathedral Place, 925 West Georgia Street,
Vancouver, British Columbia, Canada V6C 3L2
Tel   (604) 632-1700     Fax  (604) 632-1730

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Prospectus is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer  ☐ Non-accelerated filer ☐ Smaller reporting company  ☑

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1) ($)	Proposed Maximum Aggregate Offering Price (1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.00001	4,110,612	0.50	2,055,306	80.77
Total				80.77

(1)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and the proposed maximum aggregate offering price for the shares are calculated on the basis of our most recent sales of our common stock at $0.50 per share in January 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS
Asia Interactive Media Inc.
4,110,612 Common Shares

Before this offering there has been no public market for our common stock.

We are registering 4,110,612 shares of common stock held by 70 selling security holders. The selling security holders will sell at an initial price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. No cash will be received by us from the sale of shares of our common stock by the selling security holders. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" beginning on page 9 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

Prospectus Summary

This Prospectus, any supplement to this Prospectus, and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section, beginning on page 9 of this Prospectus, and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Unless otherwise stated in this Prospectus:

•	references to “we,” “us” or “our company” are to Asia Interactive Media Inc.;

•	references to a “business combination” are to a merger, capital stock exchange, asset acquisition or other similar business combination between us and one or more operating businesses; and

•	references to a “target business” are to one or more operating businesses which we may target for a potential business combination.

Our Business

We are a blank check company organized under the laws of the State of Nevada on February 9, 2000. We currently maintain a mailing address at Level 30, Bank of China Tower, 1 Garden Road, Hong Kong, and our telephone number is 011-852-9836-2643. We do not have any subsidiaries. Our fiscal year end is December 31. We were formed for the purpose of merging with, engaging in a capital stock exchange with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses.

We do not have any specific business combination under consideration and we have not  identified any prospective target business, nor has anyone done so on our behalf. There is no assurance as to whether any business combination will be feasible at all, or will be feasible on terms acceptable to us, and we have no way of forecasting whether any proposed business combination will be successfully completed on a timely basis.

There is no assurance that we will successfully identify any potential target business, enter into any definitive agreements with any potential target business, or finally consummate a business combination with any potential target business. We cannot assure you as to when or if a business combination will occur. If we are not able to complete a business combination with a target business as planned and eventually produce enough revenues, you could lose all or part of your investment in our stock.

If we issue debt or equity securities in order to consummate a business combination, our stockholders could end up owning a minority of the combined company as there is no requirement that our stockholders own a certain percentage of our company after a business combination. The issuance of any debt or equity securities would increase the amount of our outstanding shares and thus result in a dilution to our existing stockholders.

Our management may decide that it is in our company’s best interest to acquire several target businesses. With multiple acquisitions, we could face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations and the additional risks associated with the subsequent assimilation of the operations, products and management of the acquired companies.

Our current management has experience in business development, capital raising and the marketing and management of various companies, but has limited experience in operating a blank check company. Our business plan may fail due to our management’s lack of experience in this area, and there is no current basis for you to evaluate our management’s experience in a particular industry in which we may ultimately operate. There are also many factors, described in detail in the "Risk Factors” section beginning on page 7 of this Prospectus, which may adversely affect our ability to begin and sustain profitable operations.

We believe that the earliest we will begin generating revenues will not be until after the completion of a business combination. However, even if a business combination is successfully completed, we may not be able to achieve our anticipated business goals, gain any operating benefits, or generate any profits.

We will be dependent on future financings in order to maintain our operations and carry out our business plan. For the next twelve months (beginning November 2008), we plan to spend approximately $655,000 on consummating a business combination and funding operations of the target business, and on general operations. We do not currently have sufficient financing to fully carry out our business plan and there is no assurance that we will be able to obtain the financing necessary to do so. Accordingly, there is uncertainty about our ability to continue our operations. If we cease our operations, you may lose your entire investment in our stock.

The Offering

The 4,110,612 shares of our common stock being registered by this Prospectus represent approximately 72% of our issued and outstanding common stock.

Securities Offered:	4,110,612 shares of common stock offered by the 70 selling security holders.
Initial Offering Price:
The $0.50 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of 54,520 shares of our common stock in a private placement for $0.50 per share on January 8, 2008. The selling security holders will sell at an initial price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Securities to be Sold in this Offering:	None
Securities Issued and to be Issued:
As of November 21, 2008 we had 6,634,492 issued and outstanding shares of our common stock and outstanding warrants to purchase 980,433 shares of our common stock, exercisable at a price of $1.00 per share until January 8, 2009.

All of the common stock to be sold under this Prospectus will be sold by existing stockholders. There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have engaged Spartan Securities as a market maker to make the application on our behalf.  If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders. We are not registering any shares underlying our outstanding warrants.

Financial Summary Information

All of the references to currency in this Prospectus are to U.S. dollars, unless otherwise noted.
The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	For the period from February 9, 2000 (date of inception) to September 30, 2008 (Unaudited) ($)	For the nine months ended September 30, 2008 (Unaudited) ($)	For the nine months ended September 30, 2007 (Unaudited) ($)	For the year ended December 31, 2007 (Audited) ($)	For the year ended December 31, 2006 (Audited) ($)
Revenues	-	-	-	-	-
Expenses	232,840	77,932	93,290	96,589	39,217
Net Loss	(212,940)	(62,006)	(91,458)	(96,589)	(39,217)
Net Loss per share	-	-	-	(0.02)	(0.01)

Balance Sheet Data

	September 30, 2008 (Unaudited) ($)	December 31, 2007 (Audited) ($)	December 31, 2006 (Audited) ($)
Working Capital Surplus (Deficiency)	304,596	542,786	(16,217)
Total Assets	544,391	736,478	-
Total Liabilities	70,903	200,984	16,217

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment.

Business Risks

1.           We are a blank check company without any commercial business activities and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a blank check company without any commercial business activities. Therefore, the survival of our company is dependent upon completing a business combination with an operating business. Since we do not have any commercial business activities, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire, merge with, engage in a capital stock exchange with, purchase all or substantially all of the assets of, or engage in any other similar business combination with, a single operating entity, or one or more related or unrelated operating entities with an operating business. We have not contacted any potential target business. We have also no plans, arrangements or understandings with any other potential acquisition businesses. Moreover, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidates for us. We cannot assure you as to when or if a business combination will occur. If we are unsuccessful at locating and consummating a business combination with a suitable target candidate, we will not likely be able to continue as a going concern.

2.           We may have insufficient capital to cover our operating and potential business combination expenses, which could cause us to dissolve or liquidate prior to consummating a business combination.

Our management estimates that we will require approximately $655,000 to cover our operating and potential business combination expenses for the next 12 months (beginning November 2008). We have no present revenues and will not generate any revenues until, at the earliest, after the completion of a business combination. We have incurred losses since our inception and have depended on the sale of equity securities and receipt of capital from outside sources to fund our expenses. If we do not have sufficient proceeds available to fund our expenses, we may be forced to obtain additional financing, either from our management or the existing stockholders or from third parties. We may not be able to obtain additional financing and our existing stockholders and management are not obligated to provide any additional financing. If we cannot acquire sufficient financing, we may be forced to dissolve and liquidate prior to consummating a business combination. If we dissolve and liquidate, you could lose your entire investment. If we are unable to obtain additional financing from outside sources and eventually consummate a business combination and produce enough revenues, you could lose all or part of your investment.

3.           We may be unable to obtain sufficient financing to complete a business combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular business combination.

We cannot ascertain the capital requirements for any future business combination transactions. According to our current plan, we estimate that we will require approximately $655,000 to complete a business combination and fund the initial operations of the target business over the next 12 months. We plan to obtain the necessary funds through private equity offerings. We may not be able to raise sufficient amounts from our planned sources.

Our ability to obtain additional financing is subject to a number of factors, including market conditions, investor acceptance of our business plan and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we could be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. After we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business.

None of our officers, directors or stockholders is required to provide any financing to us in connection with or following a business combination. In addition, if we drastically underestimate the total amount needed to fully implement a business combination, our ability to continue our business will be adversely affected.

4.           Because of our limited resources and the significant competition for business combination opportunities, including numerous companies with a business plan similar to ours, it may be difficult for us to complete a business combination. We may not eventually produce enough revenues and you could lose all or part of your investment.

We expect to encounter intense competition from entities with a business objective similar to ours, including other blank check companies, venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions or mergers. Many of these entities are well established and have extensive experience in identifying and effecting business combinations. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While there are numerous potential target businesses that we could acquire, our ability to compete in acquiring certain attractive target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. It may indicate that there are fewer attractive target businesses available to blank check companies like our company or that many privately held target businesses are not inclined to enter into these types of transactions with publicly held blank check companies like ours. If we are unable to consummate a business combination with a target business and eventually produce enough revenues, you could lose all or part of your investment.

5.           If substantial resources are expended in a specific business combination that is not consummated, this could materially adversely affect subsequent attempts to locate and consummate a business combination.

After we identify a prospective target business, the investigation of the specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and other third party fees and expenses. If we decide not to enter into an agreement with respect to a proposed business combination we have investigated, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to the proposed transaction, we may fail to consummate the business combination for any number of reasons including those beyond our control, such as a majority of our stockholders voting against the business combination or a majority of the target business’s stockholders disapproving the business combination. Any such event will result in a loss to us of the costs incurred which could materially adversely affect subsequent attempts to locate and consummate a business combination.

6.           If we effect a business combination with a company located outside of the United States, we could be subject to a variety of risks related to the foreign jurisdiction that could harm our ability to operate profitably.

We may identify and complete a business combination with a company located outside of the United States. As a result, we may be subject to special considerations or risks associated with operating in the home jurisdiction of the target business, including any of the following:

•	rules and regulations related to currency conversion;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	currency fluctuations;

•	challenges in collecting accounts receivable;

•	cultural and language differences; and

•	employment regulations.

We may not be able to adequately address such risks in the home jurisdiction of the target business. If we are unable to do so, or if doing so increases our operating costs, our ability to operate profitably could suffer.

7.           We may not seek an opinion from an unaffiliated third party regarding the fair market value of a target business we plan to acquire or that the price we plan to pay for a business is fair to our stockholders from a financial perspective.

We are not required to obtain an opinion from an unaffiliated third party regarding the fair market value of a target business we select at the time of any transaction. We are also not required to obtain an opinion from an unaffiliated third party indicating that the price we plan to pay is fair to our stockholders from a financial perspective unless a target is affiliated with our officers, directors, special advisors, existing stockholders or their affiliates. If no opinions are obtained, the fair market value of a business will be determined by our Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value, and the price for which comparable businesses have recently been sold. However, because our Board of Directors has limited experience in evaluating business combinations for blank check companies like ours, their judgment may not meet the criteria that independent investment banking firms or other blank check companies usually use.

8.           Our sole officer and director has never been associated with a blank check company, which could adversely affect our ability to successfully consummate a business combination and prevent us from becoming profitable.

Our sole officer and director has never been associated with a blank check company, and his  lack of experience in operating a blank check company could adversely affect our ability to successfully consummate a business combination. Acquisitions, mergers or other strategic transactions involve the risk of exposure to successor liabilities related to the prior actions of a target company, or contingent liabilities incurred before such a strategic transaction. Due diligence conducted by our sole officer and director in connection with any acquisition and any contractual guarantees or indemnities that we receive from the sellers of acquired companies may not be sufficient to protect us from, or compensate us for, actual liabilities. As a result, our sole officer and director may not be able manage any business combination successfully, which could adversely affect our operations and financial performance and prevent us from becoming profitable.

9.           Our sole officer and director may become affiliated with entities engaged in business activities similar to those we intend to conduct, and, accordingly, he may have a conflict of interest in determining to which entity a particular business opportunity should be presented.

Ken Ng, our sole officer and director, is not currently affiliated with any other blank check company. However, he may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those we intended to conduct. While Mr. Ng has agreed to present business opportunities to our company first, he may become aware of business opportunities which would be appropriate to present to us as well as to other entities to which he owes a fiduciary duty. Accordingly, he may have a conflict of interest in determining to which entity a particular business opportunity should be presented.

Mr. Ng currently serves as the Vice President of Pacifico Management Consultants Inc., a company engaged primarily in the business of provision of e-commerce services.   While we do not expect this entity to compete with us, Mr. Ng has a fiduciary duty to this company and may not present business opportunities to us unless this entity has first declined to accept them. For a more complete discussion of Mr. Ng’s affiliations and any potential conflicts of interest of which you should be aware, see the section entitled “Directors, Executive Officers, Promoters and Control Persons.” We cannot assure you any conflicts that arise will be resolved in our favor.

10.           Our key personnel may negotiate agreements with a target business in connection with a particular business combination that entitles them to receive compensation following the business combination. This may cause our key personnel to enter into a business combination that is not in our best interest.

Our ability to effect a business combination will be dependent upon the efforts of our key personnel. The role of our key personnel following any business combination cannot presently be fully ascertained. If we acquire a target business in an all-cash transaction, the chances that members of our key personnel will remain with us is greater than if a business combination is structured as a merger whereby the stockholders of a target business are able to control the surviving entity. In the latter circumstances, members of our key personnel would likely remain with the surviving entity only if it is negotiated as part of the transaction, either through an employment agreement, consulting agreement or otherwise.

Any negotiations between a target business and our key personnel would likely occur at the same time as negotiations regarding the business combination itself, and could provide for such individuals to receive compensation for services rendered after the consummation of the business combination in the form of cash payments and/or securities. The personal and financial interests of our key personnel may influence their motivation to identify and select a target business. Although we believe that the ability of our key personnel to remain with the surviving entity after the consummation of a business combination will not be a determining factor in their decision to proceed with any potential business combination, the issue of compensation may induce such individuals to enter into a transaction that is not in our best interest.

11.           Our sole officer and director may allocate his time to other businesses, thereby creating a conflict of interest regarding how much time he should devote to our affairs. This could have a negative impact on our ability to consummate a business combination, which could prevent us from becoming profitable.

Our sole officer and director is engaged in several other business endeavors and is not obligated to contribute any specific number of hours per week to our affairs. Since he is not required to commit his full time to our business, he may encounter a conflict of interest in allocating his time between our operations and those of the other businesses. If our sole officer and director’s other business dealings require him to devote more substantial amounts of time to such endeavors, it could limit his ability to devote time to our affairs, and have a negative impact on our ability to consummate a business combination. This could prevent us from becoming profitable.

12.           We may indemnify our sole officer and director against liability to us and our stockholders, and the costs of this indemnification could increase our operating expenses.

Our Articles allow us to indemnify our officers and directors against claims associated with carrying out the duties of their offices. Our Articles also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our sole director and officer is aware that he may be indemnified for carrying out the duties of his offices, he may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our sole director or officer files a claim against us for indemnification, the associated expenses could also increase our operating costs.

13.           We may issue shares of our capital stock or debt securities to complete a business combination, which could reduce the equity interest of our stockholders and result a change in control of our ownership.

Our Certificate of Incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $.00001 per share. Although we have not entered into any commitments to issue any securities, we may issue a substantial number of shares of our common stock or other equity securities, or a combination of shares of our common stock and other equity securities, to complete a business combination. The issuance of a substantial number of additional shares of our common stock may significantly reduce the equity interest of investors in this offering and could result in the resignation or removal of our present officers and directors. Such a change in control of our ownership may also affect, among other things, our ability to use our net operating loss carry forwards, if any.

Risks Related to Our Securities

14.           Our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances, and you may therefore have limited access to information regarding our business.

After this Prospectus becomes effective, we will be required to file periodic reports with the SEC which will immediately be available to the public for inspection and copying. Except during the fiscal year that our registration statement becomes effective, these reporting obligations will be automatically suspended under section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) unless we register a class of securities under section 12(g) of the Exchange Act or we have at least 300 shareholders of record. We intend to register our common stock under Section 12(g) of the Exchange Act, but if we fail to do so, we will no longer be obligated to file periodic reports with the SEC and your access to our business information may be limited.

After this Prospectus becomes effective, we will be required to deliver periodic reports to our stockholders. However, we will not be required to furnish proxy statements to stockholders and our directors, officers and beneficial owners will not be required to report their beneficial ownership of our securities to the SEC pursuant to section 16 of the Exchange Act until we have both 500 or more shareholders of record and greater than $10 million in assets. This also means that your access to our business information could be limited.

15.            Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss. We cannot assure you that there will be a market in the future for our common stock.

We intend to apply to have our common stock quoted on the OTC Bulletin Board after this Prospectus is declared effective by the SEC. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of our securities may have difficulty selling their shares. Even if our common stock is quoted on the OTC Bulletin Board, the trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

16.           Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the price of your investment to decline.

Our shares are classified as penny stocks and are covered by section 15(g) of the Exchange Act, which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the value of your investment to decline.

17.           Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

18.           You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

19.           Resale restrictions for British Columbia residents and other Canadian residents may limit your ability to sell your shares.

If you are a resident of British Columbia, you must rely on an exemption from the prospectus and registration requirements of B.C. securities laws to resell your shares. Since our common stock is not quoted on the OTC Bulletin Board, B.C. residents must comply with the B.C. Securities Commission's B.C. Instrument 72-502 "Trades In Securities of U.S. Registered Issuers" (“BCI 72-502”), which requires, among other conditions, that B.C. residents hold their shares for four months and limit the volume of shares they sell in any 12-month period (See "Canadian Securities Laws" under the Plan of Distribution). These restrictions limit the ability of B.C. residents to resell shares of our common stock in the United States and therefore, may materially affect the market value of your investment.

If our application to have our common stock quoted on the OTC Bulletin Board is accepted, security holders who are residents of British Columbia will instead need to comply with the restrictions and exemptions of the B.C. Securities Commission's B.C. Instrument 51-509 "Issuers Quoted in the U.S. Over-the-Counter Markets" (“BCI 51-509”) to resell their shares. BCI 51-509 applies because our sole officer and director is a resident of British Columbia,

If you are a resident of another Canadian province, you must rely on other available prospectus and registration exemptions to resell your shares. If you cannot rely on another such exemption, then you may have to hold your shares for an indefinite period of time.

20.           We do not intend to pay dividends and there will thus be fewer ways in which you can make a gain on any investment in us.

We have never paid any cash or stock dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of our stock’s price. There will therefore be fewer ways in which you can make a gain on any investment in us.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders.

Determination of Offering Price

The selling security holders will sell their shares at an initial offering price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.50 per share figure, including the following:

•	our most recent private placement of 54,520 shares of our common stock for proceeds of $0.50 per share in January 2008;

•	our lack of operating history;

•	our capital structure; and

•	the background of our management.

As a result, the $0.50 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. Security holders may sell their shares at a price different than the $0.50 per share offering price depending on privately negotiated factors such as the stockholder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

The 4,110,612 shares of our common stock to be sold by the selling security holders are currently issued and outstanding. Accordingly, they will not cause dilution to our existing stockholders.

In order to consummate a business combination however, we may issue a significant amount of debt or equity securities to the sellers of such a business and/or seek to raise additional funds through private or public offerings of debt or equity securities. There are no limitations on our ability to incur debt or issue securities in order to consummate a business combination. Therefore, these issuances of debt or equity securities could increase the number of outstanding shares of our common stock and result in dilution to our existing stockholders.

Selling Security Holders

As of November 21, 2008 we had 72 stockholders of record. The 70 selling security holders are offering 4,110,612 issued and outstanding shares of our common stock which they obtained as part of the following security issuances:

•
On February 15, 2000 we issued 5,000,000 shares of our common stock to Harry Miller, our former President, Chief Executive Officer, Chief Financial Officer, and sole director, at $0.00001 per share for cash proceeds of $500. These shares were issued without a prospectus pursuant to section 4(2) of the Securities Act.  On February 24, 2006 Mr. Miller entered into a share purchase agreement with Tokay Sequoia Management Company Ltd. whereby he sold 4,960,000 of these shares to Tokay.  Mr. Miller agreed to place his remaining 40,000 shares of common stock in escrow to be released in 4,000 share monthly increments starting on the date the Company’s shares are posted for trading on an exchange or quotation system.  All 5,000,000 shares were eventually transferred to Adfleet Media Asia Ltd., Philips Choi, Amy Ng, Beckford Finance S.A., and Aly Shariff, as well as other current stockholders.  The transfers were made in private transactions in reliance upon Regulation S promulgated under the Securities Act.

•
On January 8, 2008 we issued an aggregate of 980,433 units at $0.50 per unit to 14 non-U.S. investors and one U.S. investor for cash proceeds of approximately $490,217. Each unit consisted of one common share and one share purchase warrant entitling the holder to purchase one additional common share at a price of $1.00 per share until January 8, 2009. These securities were issued without a prospectus in reliance upon section 4(2) and Regulation S promulgated under the Securities Act.

•
On January 8, 2008 we issued 599,808 common shares at $0.22 per share to five non–U.S. investors for cash proceeds of $131,958. These securities were issued without a prospectus pursuant to Regulation S promulgated under the Securities Act.

•
On January 8, 2008 we issued 54,250 common shares at $0.50 per share to 49 non-U.S. investors for cash proceeds of $27,125. These securities were issued without a prospectus pursuant to Regulation S promulgated under the Securities Act.

The price discrepancy between the various concurrent issuances of shares and units during the month of January 2008 was due to the fact that cash payments in respect of subscriptions for the $0.22 share issuances, $0.50 shares issuances and $0.50 unit issuances were received at various times during fiscal 2007 and were not processed in a timely manner due to administrative delays. Subscriptions for the $0.22 share issuance were initially entered into in April 2007 at the price of $0.25 per share and later amended. Subscriptions for the $0.50 share issuance were entered into in July 2007 and subscriptions for the $0.50 unit issuance were entered into in August 2007.

Our reliance upon the exemption under section 4(2) of the Securities Act was based on the fact that the issuance of these securities did not involve a “public offering”. Each offering was not a "public offering" as defined in section 4(2) due to the number of persons involved in the deal, the size of the offering, the manner of the offering and the number of securities offered. We did not undertake an offering in which we sold a high number of shares to a significant number of investors. In addition, the investors had the necessary investment intent as required by section 4(2) since they agreed to receive and did receive a share certificate bearing a legend stating that the shares are restricted pursuant to Rule 144 under the Securities Act. This restriction ensures that these shares cannot be immediately redistributed into the market and are therefore not part of a "public offering". The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated in the offering. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in section 4(2) of the Securities Act for transactions not involving any public offering.

Our reliance upon Rule 903 of Regulation S under the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

The selling security holders will sell their shares at an initial offering price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This Prospectus includes registration of 4,110,612 shares of our common stock:

The following table provides information as of November 21, 2008 regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

•	the number of shares, or shares underlying options or warrants, owned by each prior to this offering;

•	the number of shares being offered by each;

•	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

•	the percentage of shares owned by each; and

•	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1)(#)	Percent (2)(%)	Maximum Numbers of Shares Being Offered (3)(#)	Beneficial Ownership After Offering (4)(#)	Percentage Owned upon Completion of the Offering (2)(%)
Adfleet Media Asia Ltd. (6)	392,664	5	392,664	0	0
Blain Archer (7)	42,000 (8)	(5)	22,000	20,000	(5)
Joan Archer (7)	2,000	(5)	2,000	0	0
Beckford Finance S.A. (9)	932,765	12	410,000	462,765	6
Blue Sky Corporation Ltd. (10)	132,988	2	132,988	0	0
Richard Bullock	144,164	2	144,164	0	0
Bruce Chan (11)	20,000 (12)	(5)	10,000	10,000	(5)
Lisa Chan (11)	2,000	(5)	2,000	0	0
Chun Lai Ching	1,000	(5)	1,000	0	0
Edward Cheung	500	(5)	500	0	0
Frankie CD Chia	1,000	(5)	1,000	0	0
Philips Choi	261,775	3	261,775	0	0
Starri Chow	500	(5)	500	0	0
Choi Yuet Chun	250	(5)	250	0	0
Frank Cillone	1,000	(5)	1,000	0	0
CIF Financial Ltd. (13)	80,000 (14)	1	40,000	40,000	(5)
James Comparelli	2,000	(5)	2,000	0	0
Countryman Investments Limited (15)	377,358 (16)	5	188,679	188,679	2
Ex Tax Auditor Co. Ltd. (17)	1,000	(5)	1,000	0	0
Don Faccone	2,000	(5)	2,000	0	0
Leslie Allan Frame	1,000	(5)	1,000	0	0
Joan Glover	500	(5)	500	0	0
Golden Field Company Profit Sharing Plan (18)	200,000 (19)	3	100,000	100,000	1
H. Tony David Holdings Ltd. (20)	138,972	2	138,972	0	0
Ju Hwa Kim	20,500 (21)	(5)	10,500	10,000	(5)
Eddie Lee (22)	121,152	2	121,152	0	0
Jason Lee (22)	1,000	(5)	1,000	0	0
Kenneth Lee (22)	1,000	(5)	1,000	0	0
Wan Hui Li	1,000	(5)	1,000	0	0
Edmond Lum	500	(5)	500	0	0
John Ma (23)	1,000	(5)	1,000	0	0
Kue Hsing Ma (23)	1,000	(5)	1,000	0	0
Marshall Pacific Dev. Corp. (24)	191,754 (25)	3	95,877 (26)	95,877	1
Rupinder Mundie	500	(5)	500	0	0
James Neil (27)	500	(5)	500	0	0
Susie Neil (27)	2,000	(5)	2,000	0	0
Amy Ng (28)	1,973,256 (29)	26	410,000	1,563,256	20
Sammy Ng (28)	2,000	(5)	1,000	0	0
Shirley Ng (28)	2,000	(5)	2,000	0	0
Chin Hao Pan (30)	1,000	(5)	1,000	0	0
Chin Ping Pan (30)	1,000	(5)	1,000	0	0
Betty Pok	1,000	(5)	1,000	0	0
Ryan Rosenberg	2,000	(5)	2,000	0	0
John Rutherford	20,000 (31)	(5)	10,000	10,000	(5)
Joyce Salazar	500	(5)	500	0	0
Elizabeth Sam	20,000 (32)	(5)	10,000	10,000	(5)
Aly Shariff	263,775 (33)	3	263,775	0	0
Shanghai Success Company Ltd. (34)	785,327	10	0	785,327	10
Nelson Siu	500	(5)	500	0	0
John Spagnuolo (35)	340,000 (36)	4	170,000	170,000	2
Paul Spagnuolo (35)	360,000 (37)	5	180,000	180,000	2
Fateh Sunderji (38)	1,000	(5)	1,000	0	0
Zenuba Sunderji (38)	1,000	(5)	1,000	0	0
Farris Sunderji (38)	1,000	(5)	1,000	0	0
Alnoor Sunderji (38)	1,000	(5)	1,000	0	0
Shila Sunderji (38)	1,000	(5)	1,000	0	0
Simon Tam	1,000	(5)	1,000	0	0
Travelex Investments S.A. (39)	847,859	11	410,000	377,859	6
Richard Tsang	1,000	(5)	1,000	0	0
Ling Suk Wah	1,000	(5)	1,000	0	0
Li Wei	1,000	(5)	1,000	0	0
Dan Williamson	1,000	(5)	1,000	0	0
David Wiebe	287,631 (40)	5	95,877 (26)	95,877	1
Anthony Wong (41)	2,000	(5)	2,000	0	0
Erroll Wong (41)	1,000	(5)	1,000	0	0
Jim Wong (41)	60,500 (42)	1	30,500	30,000	(5)
Ken Wong (41)	2,000	(5)	2,000	0	0
Kelly Wong (41)	20,000 (43)	(5)	10,000	10,000	(5)
Nelson Wong (41)	20,000 (44)	(5)	10,000	10,000	(5)
Yvonne Yeung	1,000	(5)	1,000	0	0
Xiao-Qin Zhang	392,439	5	392,439	0	0
Total			4,110,612

(1)
The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC and to the best of our knowledge, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or dispositive power (the power to sell the security) and also any shares which the selling security holder has the right to acquire within 60 days.

(2)
The percentages are based on 6,634,492 shares of our common stock outstanding as at November 21, 2008 plus 980,433 shares of our common stock issuable to individual security holders upon the exercise of warrants.

(3)	Includes issued shares of our common stock plus shares of our common stock issuable upon the exercise of warrants.

(4)	Includes any shares of our common stock owned after the offering and any shares of our common stock issuable upon the exercise of warrants.

(5)	Less than 1%.

(6)	To the best of our knowledge, John W.F. Gunn has sole voting and dispositive control with respect to the securities held by Adfleet Media Asia Ltd.

(7)	Blain Archer and Joan Archer are husband and wife.

(8)	Includes 22,000 shares of our common stock and warrants to purchase an additional 20,000 shares of our common stock.

(9)	To the best of our knowledge, Andre Kaplun has sole voting and dispositive control with respect to the securities held by Beckford Finance S.A.

(10)	To the best of our knowledge, Hoi Kwan has sole voting and dispositive control with respect to the securities held by Blue Sky Corporation Ltd.

(11)	Bruce Chan and Lisa Chan are not related.

(12)	Includes 10,000 shares of our common stock and warrants to purchase an additional 10,000 shares of our common stock.

(13)	To the best of our knowledge, Joseph A. Atencio has sole voting and dispositive control with respect to the securities held by CIF Financial Ltd.

(14)	Includes 40,000 shares of our common stock and warrants to purchase an additional 40,000 shares of our common stock.

(15)	To the best of our knowledge, David George Richardson has sole voting and dispositive control with respect to the securities held by Countryman Investments Limited.

(16)	Includes 188,679 shares of our common stock and warrants to purchase an additional 188,679 shares of our common stock.

(17)	To the best of our knowledge, Aly Shariff has sole voting and dispositive control with respect to the securities held by Ex Tax Auditor Co. Ltd.

(18)	To the best of our knowledge, David Hsu has sole voting and dispositive control with respect to the securities held by Golden Field Company Profit Sharing Plan.

(19)	Includes 100,000 shares of our common stock and warrants to purchase an additional 100,000 shares of our common stock.

(20)	To the best of our knowledge, Dr. Tony David has sole voting and dispositive control with respect to the securities held by H. Tony David Holdings Ltd.

(21)	Includes 10,500 shares of our common stock and warrants to purchase an additional 10,000 shares of our common stock.

(22)	Eddie Lee, Jason Lee and Kenneth Lee are not related.

(23)	John Ma and Kue Hsing Ma are not related.

(24)	To the best of our knowledge, David Wiebe has sole voting and dispositive control with respect to the securities held by Marshall Pacific Dev. Corp.

(25)	Includes 95,877 shares of our common stock and warrants to purchase an additional 95,877 shares of our common stock.

(26)
95,877 shares of our common stock are being registered by David Wiebe, and 95,877 shares of our common stock are being registered by Marshall Pacific Dev. Corp., a company over which David Wiebe has sole voting and dispositive control.

(27)	James Neil and Susie Neil are brother and sister.

(28)
Amy Ng is the sister of Ken Ng, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer,Secretary, Treasurer and sole director. Sammy Ng and Shirley Ng are husband and wife. Sammy Ng and Shirley Ng are not related to Amy Ng or Ken Ng.

(29)	Includes 1,187,929 shares owed by Amy Ng and 785,327 shares owned by Shanghai Success Company Ltd., a company over which Amy Ng has sole voting and dispositive control.

(30)	Chin Hao Pan and Chin Ping Pan are husband and wife.

(31)	Includes 10,000 shares of our common stock and warrants to purchase an additional 10,000 shares of our common stock.

(32)	Includes 40,000 shares of our common stock and warrants to purchase an additional 40,000 shares of our common stock.

(33)	Includes 262,775 shares owed by Aly Shariff and 1,000 shares owned by Ex Tax Auditor Co. Ltd., a company over which Aly Shariff has sole voting and dispositive control.

(34)	To the best of our knowledge, Amy Ng has sole voting and dispositive control with respect to the securities held by Shanghai Success Company Ltd.

(35)	John Spagnuolo and Paul Spagnuolo are brothers.

(36)	Includes 170,000 shares of our common stock and warrants to purchase an additional 170,000 shares of our common stock.

(37)	Includes 180,000 shares of our common stock and warrants to purchase an additional 180,000 shares of our common stock.

(38)
Fateh and Zenuba Sunderji are husband and wife. Farris Sunderji is the son of Fateh and Zenuba Sunderji. Alnoor Sunderji and Shile Sunderji are husband and wife. Alnoor Sunderji is the brother of Fateh Sunderji.

(39)	To the best of our knowledge, Edgardo Diaz has sole voting and dispositive control with respect to the securities held by Travelex Investments S.A.

(40)
Includes 95,877 shares of our common stock owned by David Wiebe directly, and 95,877 shares of our common stock and warrants to purchase an additional 95,877 shares of our common stock owned by Marshall Pacific Dev. Corp., a company over which David Wiebe has sole voting and dispositive control.

(41)	Anthony Wong, Jim Wong, Ken Wong, Kelly Wong, Nelson Wong and Errol Wong are not related.

(42)	Includes 30,500 shares of our common stock and warrants to purchase an additional 30,000 shares of our common stock.

(43)	Includes 10,000 shares of our common stock and warrants to purchase an additional 10,000 shares of our common stock.

(44)	Includes 10,000 shares of our common stock and warrants to purchase an additional 10,000 shares of our common stock.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares or securities not being offered in this Prospectus or will purchase additional shares or securities, and assumes that all shares being registered are sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a stockholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 4,110,612 shares of our common stock on behalf of the selling security holders. The 4,110,612 shares of our common stock can be sold by the selling security holders at an initial offering price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of common stock. We intend to apply to the OTC Bulletin Board for the quotation of our common stock. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have engaged Spartan Securities Group, Ltd. to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices attributable to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a depressive effect on the market price of our common stock.

There is no assurance that our commons stock will be quoted on the OTC Bulletin Board. FINRA, which regulates the OTC Bulletin Board, has applied to the SEC to impose additional restrictions and requirements upon OTC Bulletin Board companies. We currently do not meet either the existing requirements or the proposed additional restrictions and requirements of the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

•	on such public markets as the securities may be trading;

•	in privately negotiated transactions; or

•	in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

•	at an initial price of $0.50 per share until a market develops;

•	at the market price prevailing at the time of sale;

•	at a price related to such prevailing market price; or

•	at such other price as the selling security holders determine.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

•	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

•	not engage in any stabilization activities in connection with our securities; and

•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter, or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of our common stock. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the shares being registered by this Prospectus, the selling security holders are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting a transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

Canadian Securities Law

Selling security holders who are residents of a province of Canada must comply with applicable provincial securities laws to resell their shares. To the extent required by such provincial securities laws, selling security holders will have to rely on available prospectus and registration exemptions to do so. To the extent such an exemption is not available such residents may be subject to an indefinite hold period with respect to their shares. All Canadian security holders should consult independent legal counsel with respect to ascertaining any available prospectus and registration exemptions for reselling their shares.

Stockholders who are residents of British Columbia may rely on an exemption from the prospectus and registration requirements of B.C. securities laws to sell the shares being registered for resale by this Prospectus under the B.C. Securities Commission's B.C. Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" (“BCI 72-502”). Note that under new legislation, the B.C. Securities Commission’s Instrument 51-509 “Issuers Quoted in the U.S. Over-the-Counter Markets” (“BCI 51-509”), this exemption will cease to be available to BC resident shareholders of issuers quoted on the OTC Bulletin Board or other over-the-counter quotation services, and accordingly selling security holders resident in British Columbia should verify whether any exemption is available at the time of future resale.  Once we are granted a stock symbol on the OTC Bulletin Board, shareholders resident in British Columbia will need to comply with provisions of BCI 51-509 to sell our common shares.

To the extent BCI 72-502 is available, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the Securities Act (British Columbia) may sell those securities without filing a prospectus under the Act, if the following conditions are met:

(1)	The securities of the company are registered under section 12 of the Exchange Act, as amended, or the company is required to file reports under section 15(d) of that Act.

(2)	The seller's residential address or registered office is in British Columbia.

(3)	A four-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller.

(4)	If the seller is a control person of the company, then the seller has held the securities for at least 6 months.

(5)
The number of securities the seller proposes to sell under BCI 72-502, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6)	The seller sells the securities through a registered investment dealer.

(7)	The registered investment dealer executes the trade through an exchange, or market, outside Canada.

(8)	There has been no unusual effort made to prepare the market or create a demand for the securities.

(9)	The seller has not paid any extraordinary commission or other consideration for the trade.

(10)
If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws”, with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for the secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the security holder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or can rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 100,000,000 common shares, $0.00001 par value.

Common Stock

As of November 21, 2008 we had 6,634,492 issued and outstanding shares of our common stock and outstanding warrants to purchase 980,433 shares of our common stock, exercisable at a price of $1.00 per share until January 8, 2009. Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available to pay dividends. From our inception to November 21, 2008 no dividends were declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us or in any of our subsidiaries. Additionally, no such expert or counsel was connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Accountants

Our audited financial statements for the years ended December 31, 2007 and 2006 have been included in this Prospectus in reliance upon Thomas J. Harris, Certified Public Accountant, as experts in accounting and auditing.

Description of Business

Overview

We are a Nevada company incorporated on February 9, 2000 under the name Black Gardenia Corp. in order to serve as a vehicle for acquiring one or more operating businesses. On February 23, 2007 we changed our name to China Interactive Media, Inc., and on March 22, 2007 we changed our name to Asia Interactive Media Inc. Our efforts to identify a target business are not limited to any particular industry. We do not currently have any specific business combinations under consideration and have not identified a prospective target business. Our business plan is also subject to the identification of potential target businesses and negotiation of a definitive agreement.

In February 2007, we attempted to negotiate a joint venture agreement with Live-Interactive Technology Ltd., a Chinese company, to co-develop and co-market an employment search website. We did not reach an agreement with Live-Interactive, and we are no longer pursuing negotiations with the company. On February 16, 2007 we entered into a Bridge Loan Agreement (subsequently amended on November 16, 2007) with Live-Interactive whereby we agreed to loan a maximum of $195,000 (RMB1,500,000) the company on an interest-free basis for three months from the date of the loan advance, with interest accruing at a rate of 15% per annum thereafter. As at September 30, 2008 Live-Interactive owed us a total of $168,892, including interest.

In February 2007, we attempted to negotiate an agreement with CIBT Education Group Inc. to acquire Irix Design Group Inc.; an internet based marketing company and wholly-owned subsidiary of CIBT. Our negotiations with CIBT failed because we were unable to reach an agreement regarding the valuation of Irix. On February 9, 2007 we entered into a convertible promissory note agreement with CIBT Education Group Inc. in connection with the divestiture plan of Irix, whereby CIBT agreed to lend us $150,000 at an interest rate of 8% per annum. CIBT is a public company listed on the TSX Venture Exchange and American Stock Exchange. On September 29, 2008 we repaid the full amount of this loan plus accrued interest, and the convertible promissory note was cancelled. Toby Chu is the President, Chief Executive Officer and a director of CIBT. Tim Leong is the Chief Financial Officer, Secretary and Senior Vice President of CIBT. Both Mr. Chu and Mr. Leong served on our Board of Directors from January 15, 2007 to September 29, 2008.  Additionally, from January 15, 2007 to July 23, 2007 Mr. Chu served as our President and Chief Executive Officer and Mr. Leong served as our Chief Financial Officer and Secretary.

From 2007 to November 2008 we identified other potential businesses, but were not successful in our negotiations and did not enter into any binding agreements.  We have abandoned negotiations with these businesses.  We do not currently have any businesses identified as potential merger candidates.
We intend to initially focus our search on businesses in North America and China, but we will also explore opportunities in international markets that are attractive to us. We will focus our efforts on seeking a business combination with privately held businesses. We believe that owners of privately held small or middle market companies may seek to realize the value of their investments through a sale or recapitalization of their companies or to merge into a public company to access capital to fund their companies’ growth.

There is no assurance that we will successfully identify a potential target business, enter into any definitive agreements with any target business, or finally consummate a business combination with any potential target business. We have not engaged or retained any agents or other representatives to identify or locate any potential target businesses.

Development of Business

On February 15, 2000 we issued 5,000,000 shares of our common stock to Harry Miller, our former President, Chief Executive Officer, Chief Financial Officer and director. On February 24, 2006 Mr. Miller entered into a share purchase agreement with Tokay Sequoia Management Company Ltd. whereby he sold 4,960,000 shares of our common stock to Tokay for $65,600. Amy Ng is the sole director and officer of Tokay. The 4,960,000 shares represented approximately 99% of our outstanding common stock as of the date of the agreement. Amy Ng, the sister of Ken Ng, our sole officer and director, was appointed as our President, Chief Executive Officer, Chief Financial Officer and director on February 24, 2006.

On January 15, 2007 we appointed Toby Chu, Tim Leong and Allen Chu as our directors. On January 26, 2007 we appointed Toby Chu as our President and Chief Executive Officer and Tim Leong as our Chief Financial Officer and Secretary, to replace Amy Ng. Toby Chu and Tim Leong resigned as officers on July 23, 2007. Toby Chu, Tim Leong and Allen Chu resigned as directors on September 29, 2008.

On February 9, 2007, we entered into a convertible promissory note agreement with CIBT Education Group Inc. whereby CIBT agreed to lend us $150,000 at an interest rate of 8% per annum. On September 29, 2008 we repaid the full amount of the loan plus accrued interest, and the convertible promissory note was cancelled. CIBT is a public company listed on the TSX Venture Exchange and the American Stock Exchange. Toby Chu is the President, Chief Executive Officer and a director of CIBT. Tim Leong is the Chief Financial Officer, Secretary and Senior Vice President of CIBT. Both Mr. Chu and Mr. Leong served on our Board of Directors from January 15, 2007 to September 29, 2008.  Additionally, from January 15, 2007 to July 23, 2007 Mr. Chu served as our President and Chief Executive Officer and Mr. Leong served as our Chief Financial Officer and Secretary.

On July 23, 2007 we appointed Ken Ng as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Wayne Lio as our Chief Operating Officer. On September 29, 2008 we appointed Ken Ng as a director. On September 29, 2008 Wayne Lio resigned as our Chief Operating Officer.

Business Strategy

We have identified the following guidelines that we believe are important in evaluating a prospective target business. We will use these guidelines in evaluating business combination opportunities. However, we may decide to enter into a business combination with a target business or businesses that do not meet all of these guidelines. We may not be able to complete a business combination with any target business that meets all or part of these guidelines due to our limited human, capital, and other resources. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth.

Established company with positive cash flow.  We intend to acquire an established company with a history of positive cash earnings before interest, taxes, depreciation and amortization. We do not intend to acquire a start-up company, a company with speculative business plans or a company that we believe has significant risk attached.

Strong competitive position in industry.  We intend to analyze the strengths and weaknesses of a target business relative to its competitors. The factors we will consider include product quality, customer loyalty, cost impediments associated with customers switching to competitors, patent protection, brand positioning and capitalization. We will seek to acquire a business that has developed a strong position within its market, is well positioned to capitalize on growth opportunities and operates in an industry with significant barriers to entry. We will seek to acquire a business that demonstrates advantages when compared to its competitors, which may help to protect its market position and profitability.

Experienced management team.  We will seek to acquire a business that has an experienced management team with a proven track record for delivering growth and profits. We believe that the operating expertise of our management team will complement, not replace, the target’s management team.

Diversified customer and supplier base.  We will seek to acquire a business that has a diversified customer and supplier base. We believe that a company with a diversified customer and supplier base is generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact its customers, suppliers and competitors.

Competitive Strengths

We believe that we will succeed in consummating a business combination with a target business or businesses as a result of our collective strengths:

Successful operating experience. Our officer and sole director has experience in business development, capital raising and the marketing and management of various companies. Since 1991, Ken Ng, our sole officer and director, has owned and operated a number of business ventures ranging from start-up companies to well-established corporations, including ANO Office Automation, a computer technology company with over 60 employees. We believe that his experience will provide us with a competitive advantage in assessing whether a target business has the necessary resources to compete successfully as a publicly-traded company.

Experience in identifying and executing acquisitions.  Our management has extensive experience in identifying and evaluating successful business acquisition opportunities, performing in-depth due diligence, negotiating with owners and management, structuring, financing and closing transactions in both the public and private markets.

Extensive deal-sourcing network.  Our management has an extensive network of business relationships with executives and board members of privately- and publicly-held companies, as well as with private equity funds, venture capital funds and hedge funds. We believe that these contacts will provide us with significant business acquisition opportunities.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities with business objectives similar to ours. There are many blank check companies seeking to carry out a business plan similar to ours that have completed initial public offerings in the United States. Furthermore, there are a number of additional blank check companies in the registration process that have not yet completed initial public offerings, and there are likely to be more blank check companies that have completed initial public offerings before we are able to successfully consummate a business combination.

We may also be subject to competition from entities other than blank check companies, which may be special acquisition companies or capital pool companies, that have a business objective similar to ours, including venture capital firms, leverage buyout firms and operating businesses looking to expand their operations through the acquisition of a target business. Many of these entities are well-established and have extensive experience identifying and effecting business combinations either directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources may be relatively limited in comparison to many of these competitors.

While we believe that numerous potential target businesses may be available for acquisition, our ability to acquire a certain attractive target business will be limited by our available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of a target business. The fact that stockholder approval may delay the completion of a business combination as well as the potential dilution represented by our outstanding warrants are additional limitations that may be viewed unfavorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and our access to the United States public equity markets may give us a competitive advantage in acquiring a target business with significant growth potential on favorable terms over privately-held entities with business objectives similar to ours.  Additionally, our management has significant business experience and well developed contacts in various business industries in China and Canada.

If we succeed in effecting a business combination, there will likely be further intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Effecting a Business Combination

General

We are not presently engaged in, and we do not anticipate engaging in, any commercial business activities for an indefinite period of time following this offering. We intend to use cash derived from private placements, public offerings, loans, or a combination thereof, to effect a business combination. Such a business combination may be with a company which does not need substantial additional capital but which desires to establish a public trading market for its stock. We may also seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. We may also face other risks including time delays, significant expense, loss of voting control and failure to comply with various federal and state securities laws. Our stockholders may not have an opportunity to evaluate the specific merits or risks of any potential business combination.

We Have Not Identified a Target Business

To date, we have not selected a specific target on which to concentrate our efforts for a business combination. Neither our management nor any of our affiliates has had any preliminary contact or discussions on our behalf with representatives of any prospective target business regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other strategic transaction with us. In addition, neither our management nor any of our affiliates has yet taken any measure, directly or indirectly, to locate a target business. There has been no due diligence, investigation, discussions, negotiations and/or other similar activities undertaken, directly or indirectly, by us, our management, any of our affiliates, or by any third party, with respect to a proposed business combination.

Sources of Target Businesses

We anticipate target business candidates will be brought to our attention by various unaffiliated sources, including executives, private equity funds, venture capital funds, investment bankers, attorneys, accountants and other members of the financial community, who may present solicited or unsolicited proposals. We expect such sources to become aware that we are seeking a business combination candidate by a variety of means, such as publicly available information relating to this offering, public relations and marketing efforts, articles that may be published in industry trade papers discussing our intention to effect a business combination, or direct contact by management of potential target businesses.

Our management, as well as our existing stockholders and their affiliates, may also bring to our attention target business candidates. While our sole officer and director makes no commitment as to the amount of time he will spend trying to identify or investigate potential target businesses, he believes that the various relationships he has developed over his career together with the direct inquiry of his contacts will generate a number of potential target businesses that warrant further investigation. While we do not anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which case we may be required to pay a finder’s fee or other compensation. The terms of any such arrangements will be negotiated with such persons on arm’s length basis and disclosed to our stockholders in connection with any proposed business combination. In no event, however, will we pay our existing management, our existing stockholders, or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, neither our existing management nor our existing stockholders will receive any finder’s fee, consulting fees or any similar fees or other compensation from any other person or entity, including any target company, in connection with any business combination other than any compensation or fees to be received for any services provided following such a business combination.

Selection of a Target Business and Structuring of a Business Combination

Our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	growth potential;

•	financial condition and results of operation;

•	capital requirements;

•	the value and extent of intellectual property;

•	competitive position;

•	stage of development of products, processes or services;

•	degree of current or potential market acceptance of products, processes or services;

•	proprietary features and degree of protection of products, processes or services; and

•	costs associated with effecting the business combination.

We intend to create a contact database describing the materials we receive from any potential target candidates, when such materials were evaluated, the parties primarily responsible for such evaluation and the reasons such candidates were either rejected or the issues that, upon initial evaluation, require further investigation. Any evaluation relating to the merits of a particular business combination will be based on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objectives. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meeting with incumbent management, inspecting facilities, and reviewing financial and other information that is made available to us.

We will attempt to structure any business combination so as to achieve the most favorable tax treatment for us, the target business and both companies’ stockholders. We cannot assure you, however, that the Internal Revenue Service or appropriate state tax authorities will agree with our tax treatment of the business combination.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair Market Value of Target Business

The fair market value of a target business will be determined by our Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow, book value, and the price for which comparable businesses have recently been sold. Other factors contributing to a determination of the fair market value may include timing, the reputation of the target business and the anticipated costs of completing the transaction.

We are not required to obtain an opinion from an unaffiliated third party regarding the fair market value of a target business we select at the time of any transaction. We are also not required to obtain an opinion from an unaffiliated third party indicating that the price we plan to pay is fair to our stockholders from a financial perspective unless the target is affiliated with our officers, directors, special advisors, existing stockholders or their affiliates. However, because Ken Ng, our sole officer and director, has limited experience in evaluating business combinations for blank check companies like ours, his judgment may not meet the criteria that independent investment banking firms or other similar blank check companies usually use.

Probable Lack of Business Diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business. It is probable that we will have the ability to effect only a single business combination, although this may entail the simultaneous acquisition of several compatible operating businesses or assets. Unlike other entities which may have the resources to complete several business combinations with entities operating in multiple industries or multiple areas of a single industry, we will likely not have sufficient resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with a single entity or a limited number of entities, our lack of diversification may leave us dependent upon the performance of a single business or a limited number of businesses, and result in us being dependent upon the development or market acceptance of a single or limited number of products or services.

Limited Ability to Evaluate the Management of a Target Business

Although we intend to closely scrutinize the management of prospective target businesses when evaluating the potential to effect a business combination, we cannot assure you that our assessment will prove to be correct. In addition, we cannot assure you that new members who join our management team following a business combination will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our sole officer and director, if any, in a target business cannot presently be stated with any certainty. While it is possible that our current officer and director will remain associated with us in some capacity following a business combination, it is unlikely that he will devote his full efforts to our affairs after the consummation of a business combination. Moreover, we cannot assure you that our sole officer and director will have substantial experience or knowledge concerning the operations of any particular target business

Opportunity for Stockholder Approval of Business Combination

We may not submit a business combination to our stockholders for approval if the nature of the transaction would not ordinarily require stockholder approval under applicable governing laws. If we are required to submit the transaction to our stockholders for approval, we will furnish our stockholders with proxy solicitation materials, which will include a description of the operations of the target business and certain required financial information regarding the business. Also, we will proceed with the business combination only if a majority of the votes cast by the shareholders of our common stock at the meeting are in favor of the business combination. To compensate for a potential shortfall in cash, we may be required to structure the business combination, in whole or in part, using the issuance of our common stock as consideration. Accordingly, any increase in the number of our outstanding shares could hinder our ability to consummate a business combination in an efficient manner or to optimize our capital structure.

When we seek stockholder approval for a business combination, we will not offer each stockholder a right to have their shares of common stock redeemed for cash if the stockholder votes against the business combination and the business combination is approved and completed.

Research and Development

We have not spent any amounts on research and development activities since our inception. We anticipate that we will not incur any expenses on research and development over the next 12 months. Our planned expenditures on our operations or a business combination are summarized under the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Position and Results of Operations”.

Intellectual Property

We have not filed for any protection of our trademark. As of November 21, 2008 we did not own any intellectual property.

Employees

As of November 21, 2008 we had no full-time or part-time employees. Our sole officer provides services to us in the areas of management, administration and business development as a consultant. He is not obligated to devote any specific number of hours to our affairs and intends to devote only as much time as he deems necessary. The amount of time he will devote in any time period will vary based on whether a target business has been selected for a business combination as well as the stage to which the business combination has progressed. Accordingly, once a suitable target business has been located, he will spend more time on our affairs by investigating the target business and negotiating and processing the business combination, than he will prior to locating a suitable target business. We presently expect our sole officer to devote an average of approximately 10 hours per week to our business.  We engage independent contractors in the areas of accounting, legal and auditing services.  We do not intend to hire any full-time employees prior to the consummation of a business combination.

Description of Property

We currently pay approximately $1,000 per month to maintain a mailing address at Level 30, Bank of China Tower, 1 Garden Road, Central, Hong Kong. Our telephone number is 011-852-9836-2643.

Legal Proceedings

As of November 21, 2008 we are not aware of any pending or threatened legal proceedings which involve us or any of our properties or subsidiaries.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to apply to have our common stock quoted on the OTC Bulletin Board once this Prospectus has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. If we are unable to obtain a market maker, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Further, even if we secure a market maker, there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. Any of these outcomes could prevent us from developing a trading market for our common stock.

Holders

As of November 21, 2008 there were 72 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay any dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of November 21, 2008 we did not have any equity compensation plans.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Results of Operations for the Three Months and Nine Months Ended September 30, 2008, Compared to the Same Period in 2007

Revenue and Other Income

From our inception on February 9, 2000 to September 30, 2008 we did not generate any revenues. We had total assets of $544,391, total liabilities of $70,903 and an accumulated deficit of $212,940 as of September 30, 2008.

We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future, as we do not have any operations and are presently engaged in seeking a business combination with a target business. We anticipate that our business will incur substantial losses in the next two years. We believe that our success depends on our ability to complete a business combination and our ability to develop a target business.

We generated interest income of $5,494 for the three months ended September 30, 2008, an increase of $4,248 from interest income of $1,246 for the same period in 2007. For the nine months ended September 30, 2008, we generated interest income of $15,926, an increase of $14,094 from interest income of $1,832 for the same period in 2007. From our inception on February 9, 2000 to September 30, 2008, we generated total interest income of $19,900.

Net Loss

From our inception on February 9, 2000 to September 30, 2008 we incurred a net loss of $212,940. For the three months ended September 30, 2008, our net loss decreased by $49,479 to $15,493 from a net loss of $64,972 for the same period in 2007. For the nine months ended September 30, 2008, our net loss decreased by $29,452 to $62,006 from a net loss of $91,458 for the same period in 2007. The decrease in net loss resulted from reduced general and administrative activities due to fewer business activities while we seek out a business combination.

Expenses

From our inception on February 9, 2000 to September 30, 2008, we accumulated total operating expenses of $232,840. Our operating expenses consist entirely of general and administrative expenses, which include professional fees, management fees and other general and administrative fees such as costs of travel, meals and entertainment, office maintenance, communication (cellular, internet, fax and telephone), office supplies, courier and postage.

For the three months ended September 30, 2008, our total operating expenses decreased by $45,231 to $20,987 from total operating expenses of $66,218 for the same period in 2007. For the nine months ended September 30, 2008, our total operating expenses decreased by $15,358 to $77,932 from total operating expenses of $93,290 for the same period in 2007. The decrease in our total operating expenses mainly resulted from reduced general administrative expenses, including reduced professional fees, due to fewer operations. Our professional fees include accounting, audit and legal fees.

Results of Operations for the Fiscal Year Ended December 31, 2007, Compared to the Fiscal Year Ended December 31, 2006

Revenue

From our inception on February 9, 2000 to December 31, 2007, we did not
generate any revenues. We had total assets of $736,478, total liabilities of $200,984, and an accumulated deficit of $150,934 as of December 31, 2007.

We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future, as we do not have any operations and are presently engaged in seeking a business combination with a target business. We anticipate that our business will incur substantial losses in the next two years. We believe that our success depends on our ability to complete a business combination and our ability to develop a target business.

Net Loss

From our inception on February 9, 2000 to December 31, 2007, we incurred net losses of $150,934. For the fiscal year ended December 31, 2006, our net loss increased by $57,372 to $96,589 from a net loss of $39,217 for the same period in 2007. The increase in net loss resulted from increased day-to-day operating activities without any offsetting revenues.

Our net loss per share was $0.02 for the fiscal year ended December 31, 2007 compared to $0.01 per share for the same period in 2006.

Expenses

From our inception on February 9, 2000 to December 31, 2007, we accumulated total operating expenses of $150,934. Our operating expenses consist entirely of general and administrative expenses, which include professional fees, management fees and other general and administrative fees such as costs of travel, meals and entertainment, office maintenance, communication (cellular, internet, fax and telephone), office supplies, courier and postage.

For the fiscal year ended December 31, 2007, our total operating expenses increased by $57,372 to $96,589 from total operating expenses of $39,217 for the same period in 2006. The increase in our total operating expenses mainly resulted from increased professional fees and management fees. The increase in professional fees was due to the provision of additional legal and auditing services and an increased in the cost of accounting services. The increase in our management fees was due to the engagement of our former Chief Operating Officer.

Liquidity and Capital Resources

As of September 30, 2008 we had a working capital surplus of $304,596 and cash of $375,499 in our bank accounts. As of December 31, 2007 we had a working capital surplus of $542,786 and cash of $583,512 in our bank accounts.  Our accumulated deficit of $212,940 from our inception on February 9, 2000 to September 30, 2008 was funded by our equity financing.

From our inception on February 9, 2000 to September 30, 2008 we raised gross proceeds of $648,800 in cash from the sale of our securities.

For the nine months ended September 30, 2008 we spent net cash of $160,258 on financing activities in order to repay a loan. For the same period in 2007 we received net cash of $740,705 from financing activities. For the nine months ended September 30, 2008 we spent net cash of $47,755 on operating activities. For the same period in 2007 we spent net cash of $173,574 on operating activities. Our net cash decreased by $208,013 during the nine months ended September 30, 2008.

In February 2007, we attempted to negotiate a joint venture agreement with Live-Interactive Technology Ltd., a Chinese company, to co-develop and co-market an employment search website. We did not reach an agreement with Live-Interactive, and we are no longer pursuing negotiations with the company. On February 16, 2007 we entered into a Bridge Loan Agreement (subsequently amended on November 16, 2007) with Live-Interactive whereby we agreed to loan a maximum of $195,000 (RMB1,500,000) the company on an interest-free basis for three months from the date of the loan advance, with interest accruing at a rate of 15% per annum thereafter. As at September 30, 2008 Live-Interactive owed us a total of $168,892, including interest.

On February 9, 2007 we entered into a convertible promissory note agreement with CIBT Education Group Inc. whereby CIBT agreed to lend us $150,000 at an interest rate of 8% per annum. CIBT is a public company listed on the TSX Venture Exchange and American Stock Exchange. Toby Chu is the President, Chief Executive Officer and a director of CIBT. Tim Leong is the Chief Financial Officer, Secretary and Senior Vice President of CIBT. Both Mr. Chu and Mr. Leong served on our Board of Directors from January 15, 2007 to September 29, 2008.  Additionally, from January 15, 2007 to July 23, 2007 Mr. Chu served as our President and Chief Executive Officer and Mr. Leong served as our Chief Financial Officer and Secretary. On September 29, 2008 we repaid the full amount of this loan plus accrued interest, and the convertible promissory note was cancelled.

If we are successful in consummating a business combination, we will incur additional costs for personnel and business expansion. In order for us to attract and retain quality personnel, we anticipate that we will need to offer competitive salaries, issue common stock to consultants and employees and grant stock options to future employees. We estimate that our expenses over the next 12 months (beginning November 2008) will be approximately $655,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and whether we continue our operations.

Description	Target completion date or period	Estimated expenses ($)
Due diligence of the potential target business	12 months	20,000
Legal and accounting fees related to the acquisition of the potential target business	12 months	50,000
Acquisition and development costs of the potential target business	12 months	350,000
Investor relations costs	12 months	30,000
Raise additional private or public equity (legal, accounting and marketing fees)	July 2009	100,000
Legal and professional fees	12 months	50,000
Travel and promotional expenses	12 months	25,000
Rent	12 months	12,000
Other general and administrative expenses	12 months	18,000
Total		655,000

While we are currently in good short-term financial standing, we anticipate that we will not generate any revenues in the near future and we do not anticipate achieving sufficient positive operating cash flow until we are able complete a business combination and thus generate substantial revenues. It may take several years for us to fully realize our business plan. There is no assurance we will achieve profitability after completing a business combination.

As of September 30, 2008 we had cash of $375,499 in our bank accounts. The balance of our cash requirements for the next 12 months (beginning November 2008) is approximately $280,000. We intend to meet the balance of our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of private placements. We currently do not have any arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings. There is no assurance that any financing will be available or if available, on terms that will be acceptable to us. We may not raise sufficient fund to fully carry out any business plan. If our business plan fails, you may lose your entire investment.

Known Material Trends and Uncertainties

Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow from outside sources to sustain operations and meet our obligations on a timely basis, and ultimately upon our ability to attain profitability. We have limited capital with which to pursue our business plan. There can be no assurance that we will have sufficient resources to complete any business combination or that our future operations will be profitable after completing the business combination.

These factors raise substantial doubt about our ability to continue as a going concern. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. The threat that we will be unable to continue as a going concern will be removed only when revenues have reached a level that sustains our business operations.

We plan to review and identify potential businesses for acquisitions or other business combination transactions. Our management is unable to predict whether or when any business combination will occur or the likelihood of any particular transaction being completed on favorable terms and conditions. We may be unable to obtain the necessary financing to complete any future transactions and could financially overextend ourselves. Acquisitions or other business combination transactions may present financial, managerial and operational challenges, including difficulties in integrating operations and personnel. Any failure to integrate new businesses or manage any new strategic transactions successfully could adversely affect our business and future financial performance.

Off-Balance Sheet Arrangements

As of September 30, 2008 we had no off-balance sheet transactions that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Financial Instruments

The fair value of financial instruments, which include cash, accounts payable and accrued liabilities, and liabilities due to related parties, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

Foreign Currency Translation

Our functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, as of the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Thomas J. Harris, Certified Public Accountant, of 3901 Stone Way N., Suite 202, Seattle, Washington 98103, served as our independent registered public accountant for the fiscal years ended December 31, 2007 and December 31, 2006. Our audited financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 have been included in this annual report in reliance upon Thomas J. Harris, Certified Public Accountant, as an expert in accounting and auditing. We have had no disagreements with our current accountant, Thomas J. Harris.

George Stewart, Certified Public Accountant, of 2301 South Jackson Street, Suite 101-G, Seattle, Washington 98144, served as our independent registered public accountant for the fiscal years ended December 31, 2005 and December 31, 2004.

On February 26, 2007 we dismissed George Stewart as our independent registered public accountant. During the fiscal years ended December 31, 2005 and December 31, 2004, and the subsequent interim period through the February 26, 2007 date of dismissal, we had no disagreements with George Stewart on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of George Stewart, would have caused him to make reference to the subject matter of the disagreement in connection with his reports.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

Our Bylaws state that the authorized number of directors shall be not less than one and not more than nine and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at one.

Our current director and executive officer is as follows:

Name	Position
Ken Ng , 42	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Ken Ng will serve as our sole director until our next annual stockholder meeting or until his successor is elected who accepts the position. Officers hold their positions at the pleasure of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Ken Ng, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting officer, Secretary, Treasurer, Director

Ken Ng has been our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer since July 23, 2007.  He also acts as our Principal Accounting Officer. He was appointed as our director on September 29, 2008. He manages our international business relations, business development and legal and financial matters. Since 2002, Mr. Ng has been the Vice President of Pacifico Management Consultants Inc., a small company primarily in the business of providing e-commerce and software development services.

Since 1991, Mr. Ng has owned and operated a number of business ventures ranging from start-up companies to well-established corporations, including ANO Office Automation, a computer technology company with over 60 employees. Mr. Ng invested in several China-based companies from 1997 to 2004. His wealth of knowledge and experience in dealing with China was instrumental in helping EssentialPay, a North America-based electronic payment services company, establish partnerships in China. Mr. Ng graduated from the British Columbia Institute of Technology in 1989 with a diploma in Electronic Engineering.

Mr. Ng is not currently a director of any other public company or any company registered as an investment company.

Conflicts

Ken Ng, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and sole director is not obligated to commit his full time to our business and, accordingly, he may encounter a conflict of interest in allocating his time between our operations and those of other businesses. In the course of his other business activities, Mr. Ng may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which he owes a fiduciary duty. As a result, he may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Mr. Ng may also in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

As a result of multiple business affiliations, our sole officer and director may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to several entities. In addition, conflicts of interest may arise when our Board of Directors evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any conflicts will be resolved in our favor.

Ken Ng also serves as the Vice President of Pacifico Management Consultants. While we do not expect this entity to compete with us as it in not engaged in business acquisition or combinations, Mr. Ng has a fiduciary duty to this company and may not present business combination opportunities to us unless this entity has first declined to accept them.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent. We also intend to establish policies and procedures for seeking appropriate business combination candidates. As part of our intended processes, we intend to create a contact database describing the materials we receive from any potential target candidates, when such materials were evaluated, the parties primarily responsible for such evaluation and the reasons such candidates were either rejected or the issues that, upon initial evaluation, require further investigation. As the evaluation process progresses, numerous other factors, which are expected to vary with each potential candidate we evaluate, are expected to be relevant to a final determination of whether to move forward with any particular acquisition candidate.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, where the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the audit committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the audit committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on our Board of Directors.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees.  When we do adopt a code of ethics, we will disclose it in a current report on Form 8-K.

Executive Compensation

The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for the account of our Chief Executive Officer and Chief Financial Officer who held those positions during the two most recently fiscal years, and each other executive officer whose total cash compensation exceeds $100,000:

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensa-tion Earnings ($)	All Other Compensation ($)	Total ($)
Ken Ng President, CEO, CFO, Principal Accounting Officer, Secretary, Treasurer, Director	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0
Toby Chu (1)	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0
Tim Leong (2)	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0
Wayne Lio (3)	2007	30,000 (4)	0	0	0	0	0	0	30,000
	2006	0	0	0	0	0	0	0	0

(1)	Toby Chu served as our President and Chief Executive Officer from January 15, 2007 to July 23, 2007. Mr. Chu served as our director from January 15, 2007 to August 31, 2008.

(2)	Tim Leong served as our Chief Financial Officer and Secretary from January 15, 2007 to July 23, 2007. Mr. Leong served as our director January 15, 2007 to August 31, 2008.

(3)	Wayne Lio served as our Chief Operating Officer from July 23, 2007 to September 29, 2008.

(4)	Represents fees of $6,000 per month earned by Wayne Lio for his services as our Chief Operating Officer from August 2007 to December 2007.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception on February 9, 2000 to December 31, 2007.

Management Agreements

We have not entered into any management or consulting agreements with Ken Ng, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

Compensation of Directors

Our directors did not receive any compensation for their services as directors during the fiscal years ended December 31, 2007 and December 31, 2006. They also did not receive any compensation for their services as directors from December 31, 2007 to June 30, 2008. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or a committee thereof.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of November 21, 2008, of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities.  As of November 21, 2008 we had 6,634,421 issued and outstanding shares of our common stock, and outstanding warrants to purchase 980,433 shares of our common stock, exercisable at a price of $1.00 per share until January 8, 2009. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Class (2) (%)
Common Shares	Ken Ng (3) 339 East 34th Avenue Vancouver, BC, Canada V5W 1A2	1,000 (4)	(5)
	All Officers and Directors as a Group	1,000	(5)
Common Shares	Adfleet Media Asia Ltd. (6) Flat B, 13F, Kiu Fu Commercial Building 300 – 306 Lockhart Rd, Wanchai, Hong Kong	392,664	5
Common Shares	Beckford Finance S.A. (7) 20 Rue Senebier Case Postale 166 1211 Geneve 12, Switzerland	932,765	12
Common Shares	Amy Ng (8) Unit 1502, Beach Tower Long Beach Gardens, 103 Castle Peak Road Ting Kau, New Territories, Hong Kong	1,973,255 (8)	26
Common Shares	Shanghai Success Company Ltd. (9) Unit 1502, Beach Tower Long Beach Gardens, 103 Castle Peak Road Ting Kau, New Territories, Hong Kong	785,327	10
Common Shares	Travelex Investments SA (10) East 53rd Street, Marbella, 2nd Floor Panama City, Panama	847,859	11
Common Shares	Xiao-Qin Zhang Room 302, Block 1, Building 8 16 Wu Yi Road, Xining, Qinghai China 810000	392,439	5

(1)
The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)
Based on 6,634,421 issued and outstanding shares of our common stock, and outstanding warrants to purchase 980,433 shares of our common stock, exercisable at a price of $1.00 per share until January 8, 2009, as of November 21, 2008.

(3)	Ken Ng is our President, Chief Executive Officer, Chief Financial Officer, Secretary, Principal Accounting Officer, Secretary, Treasurer and sole director.

(4)	Includes 1,000 shares of our common stock owned by May Ng, the spouse of Ken Ng.

(5)	Less than 1%

(6)	To the best of our knowledge, John W.F. Gunn has sole voting and dispositive control with respect to the securities owned by Adfleet Media Asia Ltd.

(7)	To the best of our knowledge, Andre Kaplun has sole voting and dispositive control with respect to the securities owned by Beckford Finance S.A.

(8)
Amy Ng and Ken Ng, our sole officer and director, are siblings. Amy Ng’s shareholdings include 1,187,928 shares held directly in the name of Amy Ng and 785,327 shares held by Shanghai Success Company Ltd.

(9)	To the best of our knowledge, Amy Ng has sole voting and dispositive control with respect to the securities owned by Shanghai Success Company Ltd.

(10)	To the best of our knowledge, Edgardo Diaz has sole voting and dispositive control with respect to the securities owned by Travelex Investment S.A.

Changes in Control

We currently have no arrangements which would result in a change in control of us.

Certain Relationships and Related Transactions

On February 15, 2000 we issued 5,000,000 shares of our common stock to Harry Miller, our former President, Chief Executive Officer, Chief Financial Officer and director. On February 24, 2006 Mr. Miller entered into a share purchase agreement with Tokay Sequoia Management Company Ltd. whereby he sold 4,960,000 shares of our common stock to Tokay for $65,600. Amy Ng is the sole director and officer of Tokay. The 4,960,000 shares represented approximately 99% of our outstanding common stock as of the date of the agreement. Amy Ng, the sister of Ken Ng, our sole officer and director, was appointed as our President, Chief Executive Officer, Chief Financial Officer and director on February 24, 2006. As of September 30, 2008 we were indebted to Tokay in the amount of $17,312, representing expenses paid on our behalf. This amount is non-interest bearing, unsecured and has no specific terms of repayment.

On February 9, 2007, we entered into a convertible promissory note agreement with CIBT Education Group Inc. whereby CIBT agreed to lend us $150,000 at an interest rate of 8% per annum. CIBT had the option to convert all or a portion of the $150,000 into shares of our common stock at a price of $0.01 per share. On September 29, 2008 we repaid the full amount of the loan plus accrued interest, and the convertible promissory note was cancelled. CIBT is a public company listed on the TSX Venture Exchange and the American Stock Exchange. Toby Chu is the President, Chief Executive Officer and a director of CIBT. Tim Leong is the Chief Financial Officer, Secretary and Senior Vice President of CIBT. Both Mr. Chu and Mr. Leong served on our Board of Directors from January 15, 2007 to September 29, 2008.  Additionally, from January 15, 2007 to July 23, 2007 Mr. Chu served as our President and Chief Executive Officer and Mr. Leong served as our Chief Financial Officer and Secretary.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock or family members of these persons, wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last thee fiscal years.

Director Independence

Our directors may not meet any of the definitions for independent directors. Once we complete a business combination and engage further directors and officers, we intend to develop a definition of independence and scrutinize our Board of Directors with regard to this definition. We intend to apply to have our common stock quoted on the OTC Bulletin Board, which does not have any director independence requirements.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Articles of Incorporation we may indemnify any officer, director, employee or other person serving us at our request who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

Financial Statements

Our audited financial statements for the fiscal year ended December 31, 2007 and December 31, 2006 together with our unaudited interim financial statements for the quarter ended September 30, 2008 follow, commencing on page F-1.

Asia Interactive Media Inc.
(A Development Stage Company)
Financial Statements as of September 30, 2008 (unaudited), December 31, 2007 (audited) and December 31, 2006 (audited).

Financial Statement Index

Unaudited Financial Statements as of September 30, 2008

Audited Financial Statements as of December 31, 2007 and December 31, 2006

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Balance Sheet
UNAUDITED
(Expressed in U.S. Dollars)

	September 30, 2008 $	December 31, 2007 $
Assets
Current Assets
Cash	375,499	583,512
Total Current Assets	375,499	583,512
Loan receivable (Note 3)	168,892	152,966
Total Assets	544,391	736,478
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	53,591	23,414
Due to related party (Note 5)	17,312	17,312
Total Current Liabilities	70,903	40,726
Loan Payable (Note 4)	–	160,258
Total Liabilities	70,903	200,984
Contingency (Notes 1)
Stockholders’ Equity (Deficit)
Common Stock: Authorized: 100,000,000 shares, $0.00001 par value; 6,634,491 shares Issued and outstanding	67	50
Additional Paid-in Capital	648,733	450
Stock Subscriptions (Note 6)	–	648,300
Donated Capital	37,628	37,628
Deficit Accumulated During the Development Stage	(212,940)	(150,934)
Total Stockholders’ Equity (Deficit)	473,488	535,494
Total Liabilities and Stockholders’ Equity (Deficit)	544,391	736,478

The accompanying notes are an integral part of these financial statements

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Statements of Operations
UNAUDITED
(Expressed in U.S. Dollars)

	Accumulated from
	February 9, 2000	For the three	For the three	For the nine	For the nine
	(Date of Inception)	months ended	Months ended	months ended	Months ended
	to September 30,	September 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
	$	$	$	$	$
Revenue	–	–	–	–	–
Operating Expenses
General and administrative	232,840	20,987	66,218	77,932	93,290
Total Operating Expenses	232,840	20,987	66,218	77,932	93,290
Other Income	19,900	5,494	1,246	15,926	1,832
Net Income (Loss)	(212,940)	(15,493)	(64,972)	(62,006)	(91,458)
Net Loss Per Share - Basic and Diluted		–	–	–	–
Weighted Average Shares Outstanding		6,634,491	5,000,000	6,634,491	5,000,000

The accompanying notes are an integral part of these financial statements

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Statements of Cash Flows
UNAUDITED
(Expressed in U.S. Dollars)

	Accumulated from February 9,2000 (Date of Inception) to	For the nine months ended	For the nine months ended
	September 30,	September 30,	September 30,
	2008	2008	2007
	$	$	$
Operating Activities
Net loss	(212,940)	(62,006)	(91,458)
Adjustment to reconcile net loss to net cash used in operating activities
Donated expenses	23,000	–	–
Change in operating assets and liabilities
Loan receivable	(168,892)	(15,926)	(89,757)
Accounts payable and accrued liabilities	53,591	30,177	3,796
Due to related party	17,312	–	3,845
Advances from Officers	14,628	–	–
Net Cash Used in Operating Activities	(273,301)	(47,755)	(173,574)
Financing Activities
Loan payable	–	(160,258)	157,233
Common stock	67	17	–
Additional paid-in capital	648,733	648,283	–
Stock subscriptions	–	(648,300)	583,472
Net Cash Provided by Financing Activities	648,800	(160,258)	740,705
Net Increase in Cash	375,499	(208,013)	567,131
Cash – Beginning of Period	–	583,512	–
Cash – End of Period	375,499	375,499	567,131
Supplemental Disclosures:
Interest paid	19,233	19,233	–
Income tax paid	–	–	–

The accompanying notes are an integral part of these financial statements

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from February 9, 2000 (Date of Inception) to September 30, 2008
UNAUDITED
(Expressed in U.S. Dollars)

				Deficit
			Additional	Accumulated
			Paid-in	During the
			Capital	Exploration
	Shares	Amount	(Discount)	Stage	Total
	#	$	$	$	$
Balance – February 9, 2000 (Date of Inception)	–	–	–	–	–
March 2, 2000 – Issuance of stock for cash	5,000,000	50	450	–	500
Net loss	–	–	–	(580)	(580)
Balance – December 31, 2000 and 2001	5,000,000	50	450	(580)	(80)
Net loss	–	–	–	(2,812)	(2,812)
Balance – December 31, 2002	5,000,000	50	450	(3,392)	(2,892)
Net loss	–	–	–	(1,858)	(1,858)
Balance – December 31, 2003	5,000,000	50	450	(5,250)	(4,750)
Net loss	–	–	–	(4,778)	(4,778)
Balance – December 31, 2004	5,000,000	50	450	(10,028)	(9,528)
Net loss	–	–	–	(5,100)	(5,100)
Balance – December 31, 2005	5,000,000	50	450	(15,128)	(14,628)
Net loss	–	–	–	(39,217)	(39,217)
Balance – December 31, 2006	5,000,000	50	450	(54,345)	(53,845)
Net loss	–	–	–	(96,589)	(96,589)
Balance – December 31, 2007	5,000,000	50	450	(150,934)	(150,434)
January 8, 2008 – Issuance of stock for cash	1,634,491	17	648,283	–	648,300
Net loss	–	–	–	(62,006)	(62,006)
Balance – September 30, 2008	6,634,491	67	648,733	(212,940)	435,860

The accompanying notes are an integral part of these financial statements

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Notes to the Financial Statements
UNAUDITED
(Expressed in U.S. Dollars)
September 30, 2008

1.      Nature of Business and Continuance of Operations

Black Gardenia Corp, herein “the Company”, was incorporated on February 9, 2000 pursuant to the Laws of the State of Nevada, USA. The Company has no business operations and is considered a development stage company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. On March 22, 2007 the Company changed its name to “Asia Interactive Media Inc.”

The financial statements have been prepared using generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. At September 30, 2008, the Company had a working capital surplus of $304,596 and has accumulated losses of $212,940 since its inception. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. It is management’s plan to seek additional capital through equity and/or debt financings. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.      Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is December 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)	Comprehensive Loss
SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2007 and 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Notes to the Financial Statements
UNAUDITED
(Expressed in U.S. Dollars)
September 30, 2008

2.      Summary of Significant Accounting Policies (continued)

e)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

g)	Financial Instruments
The fair value of financial instruments, which include cash, accounts payable, accrued liabilities and due to related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

j)	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Notes to the Financial Statements
UNAUDITED
(Expressed in U.S. Dollars)
September 30, 2008

2.      Summary of Significant Accounting Policies (continued)

j)      Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FASB Interpretation No. 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FASB Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Notes to the Financial Statements
UNAUDITED
(Expressed in U.S. Dollars)
September 30, 2008

3.      Loan Receivable

On February 16, 2007, the Company entered into a Bridge Loan Agreement (subsequently amended on November 16, 2007) with Live-Interactive Technology Ltd. (“Live-Interactive”), a company based in China, whereby the Company agreed to loan funds, to a maximum of $195,000 (RMB1,500,000), to Live-Interactive on an interest-free basis for three months from the date of the loan advance.  Interest at 15% per annum is charged on all outstanding amounts after the three month interest-free period. As at September 30, 2008, a total of $168,892, including accrued interest, was owing from Live-Interactive.

4.      Loan Payable

On February 9, 2007, the Company entered into a Convertible Promissory Note Agreement with CIBT Education Group Inc. (“CEG”) (previously named Capital Alliance Group Inc.), a company based in Canada, whereby CEG agreed to lend $150,000 to the Company at an interest rate of 8% per annum. The amount is due on February 9, 2009, and at any time before February 9, 2009 CEG has the right to convert all or a portion of the $150,000 into common stock of the Company at a conversion price of $0.01 per share. Upon conversion of the full loan amount CEG would have direct beneficial control of 75% of the Company. On September 29, 2008 the full amount of the loan ($150,000) plus accrued interest ($19,233) was paid to CEG.

5.      Related Party Transactions

At September 30, 2008, the Company is indebted to Tokay Sequoia Management Company Ltd., whose sole officer and director and is Amy Ng, a majority shareholder of the Company and the sister of the Company’s sole officer and director, in the amount of $17,312, representing expenses paid on behalf of the Company. This amount is non-interest bearing, unsecured and has no specific terms of repayment.

6.      Stock Subscriptions

On January 8, 2008 a total of 1,634,491 common shares were issued pursuant to three separate private placements of the Company’s common stock. A total of 980,433 share purchase warrants were issued in connection with one of the private placements. Each share purchase warrant entitles the warrant holder to purchase one common share of the Company at $1.00 per share. The share purchase warrants expire on January 8, 2009.

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
ASIA INTERACTIVE MEDIA INC.
Vancouver, B.C., Canada

We have audited the balance sheets of ASIA INTERACTIVE MEDIA INC. a development stage company, as at DECEMBER 31, 2007 and DECEMBER 31, 2006, the statements of earnings and deficit, stockholders’ deficiency and cash flows the years then ended and for the period from inception February 9, 2000 to DECEMBER 31, 2007 and to DECEMBER 31, 2006. Theses financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASIA INTERACTIVE MEDIA INC., a development stage company, as of December 31, 2007 and December 31, 2006 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  As discussed in Note 2, the company’s significant operating losses, working capital deficiency and need for new capital raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Thomas J Harris
Thomas J Harris, CPA
March 12, 2008

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Balance Sheet
(Expressed in U.S. Dollars)

	December 31, 2007 $	December 31, 2006 $
Assets
Current Assets
Cash	583,512	–
Total Current Assets	583,512	–
Loan receivable (Note 3)	152,966	–
Total Assets	736,478	–
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	23,414	2,833
Due to related party (Note 5)	17,312	13,384
Total Current Liabilities	40,726	16,217
Loan Payable (Note 4)	160,258	–
Total Liabilities	200,984	16,217
Contingency (Notes 1)
Stockholders’ Equity (Deficit)
Common Stock: Authorized: 100,000,000 shares, $0.00001 par value; 5,000,000 shares Issued and outstanding	50	50
Additional Paid-in Capital	450	450
Stock Subscriptions (Note 7)	648,300	–
Donated Capital (Notes 6 and 8)	37,628	37,628
Deficit Accumulated During the Development Stage	(150,934)	(54,345)
Total Stockholders’ Equity (Deficit)	535,494	(16,217)
Total Liabilities and Stockholders’ Equity (Deficit)	736,478	–

The accompanying notes are an integral part of these financial statements

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. Dollars)

	Accumulated from
	February 9, 2000
	(Date of Inception)	For the year ended	For the year ended
	to December 31,	December 31,	December 31,
	2007	2007	2006
	$	$	$
Revenue	–	–	–
Operating Expenses
General and administrative	150,934	96,589	39,217
Total Operating Expenses	150,934	96,589	39,217
Net Loss	(150,934)	(96,589)	(39,217)
Net Loss Per Share - Basic and Diluted		(0.02)	(0.01)
Weighted Average Shares Outstanding		5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. Dollars)

	Accumulated from
	February 9, 2000
	(Date of Inception)	For the year ended	For the year ended
	to December 31,	December 31,	December 31,
	2007	2007	2006
	$	$	$
Operating Activities
Net loss	(150,934)	(96,589)	(39,217)
Adjustment to reconcile net loss to net cash used in operating activities
Donated expenses	23,000	–	23,000
Change in operating assets and liabilities
Loan receivable	(152,966)	(152,966)	–
Accounts payable and accrued liabilities	23,414	20,581	2,833
Due to related party	17,312	3,928	13,384
Advances from Officers	14,628	–	–
Net Cash Used in Operating Activities	(225,546)	(225,046)	–
Financing Activities
Loan payable	160,258	160,258	–
Common stock	500	–	–
Stock subscriptions	648,300	648,300	–
Net Cash Provided by Financing Activities	809,058	808,558	–
Net Increase in Cash	583,512	583,512	–
Cash – Beginning of Period	–	–	–
Cash – End of Period	583,512	583,512	–
Supplemental Disclosures:
Interest paid	–	–	–
Income tax paid	–	–	–

The accompanying notes are an integral part of these financial statements

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from February 9, 2000 (Date of Inception) to December 31, 2007
(Expressed in US dollars)

				Deficit
			Additional	Accumulated
			Paid-in	During the
			Capital	Exploration
	Shares	Amount	(Discount)	Stage	Total
	#	$	$	$	$
Balance – February 9, 2000 (Date of Inception)	–	–	–	–	–
March 2, 2000 – Issuance of stock for cash	5,000,000	50	450	–	450
Net loss	–	–	–	(580)	(580)
Balance – December 31, 2000 and 2001	5,000,000	50	450	(580)	(80)
Net loss	–	–	–	(2,812)	(2,812)
Balance – December 31, 2002	5,000,000	50	450	(3,392)	(2,892)
Net loss	–	–	–	(1,858)	(1,858)
Balance – December 31, 2003	5,000,000	50	450	(5,250)	(4,750)
Net loss	–	–	–	(4,778)	(4,778)
Balance – December 31, 2004	5,000,000	50	450	(10,028)	(9,528)
Net loss	–	–	–	(5,100)	(5,100)
Balance – December 31, 2005	5,000,000	50	450	(15,128)	(14,628)
Net loss	–	–	–	(39,217)	(39,217)
Balance – December 31, 2006	5,000,000	50	450	(54,345)	(53,845)
Net loss	–	–	–	(96,589)	(96,589)
Balance – December 31, 2007	5,000,000	50	450	(150,934)	(150,434)

The accompanying notes are an integral part of these financial statements

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. Dollars)
December 31, 2007

1.     Nature of Business and Continuance of Operations

Black Gardenia Corp, herein “the Company”, was incorporated on February 9, 2000 pursuant to the Laws of the State of Nevada, USA. The Company has no business operations and is considered a development stage company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. On March 22, 2007 the Company changed its name to “Asia Interactive Media Inc.”.

The financial statements have been prepared using generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. At December 31, 2007, the Company had a working capital surplus of $736,478 and has accumulated losses of $150,934 since its inception. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. It is management’s plan to seek additional capital through equity and/or debt financings. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.     Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is December 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)	Comprehensive Loss
SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2007 and 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. Dollars)
December 31, 2007

2.     Summary of Significant Accounting Policies (continued)

e)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

g)	Financial Instruments
The fair value of financial instruments, which include cash, accounts payable, accrued liabilities and due to related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. Dollars)
December 31, 2007

2.     Summary of Significant Accounting Policies (continued)

j)	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FASB Interpretation No. 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FASB Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Asia Interactive Media Inc. (previously Black Gardenia Corp.)
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. Dollars)
December 31, 2007

3.     Loan Receivable

On February 16, 2007, the Company entered into a Bridge Loan Agreement (subsequently amended as of November 16, 2007) with Live-Interactive Technology Ltd. (“Live-Interactive”), a company based in China, whereby the Company agreed to loan funds, to a maximum of $195,000 (RMB1,500,000), to Live-Interactive on an interest-free basis for three months from the date of the loan advance.  Interest at 15% per annum is charged on all outstanding amounts after the three month interest-free period. As at December 31, 2007, a total of $152,966, including accrued interest, was owing from Live-Interactive.

4.     Loan Payable

On February 9, 2007, the Company entered into a Convertible Promissory Note Agreement with CIBT Education Group Inc. (“CEG”) (previously named Capital Alliance Group Inc.), a company based in Canada, whereby CEG agreed to lend $150,000 to the Company at an interest rate of 8% per annum. The amount is due on February 9, 2009, and at any time before February 9, 2009 CEG has the right to convert all or a portion of the $150,000 into common stock of the Company at a conversion price of $0.01 per share. Upon conversion of the full loan amount CEG would have direct beneficial control of 75% of the Company. As at December 31, 2007, a total of $160,258, including accrued interest, was due to CEG.

5.     Related Party Transactions

At December 31, 2007, the Company is indebted to Tokay Sequoia Management Company Ltd., the majority shareholder of the Company, in the amount of $17,312, representing expenses paid on behalf of the Company. This amount is non-interest bearing, unsecured and has no specific terms of repayment.

6.     Officers Advances

Mr. Harry Miller, a former officer of the Company (“Mr. Miller”), advanced funds to the Company to pay for operating costs incurred by it. These funds were interest free. The balance due of $14,628 was forgiven by Mr. Miller and recorded as donated capital during the period ended March 31, 2006. Refer to Note 8.

7.     Stock Subscriptions

Funds totalling $131,958 were received pursuant to a private placement of the Company’s common stock at $0.22 per share.  The $131,958 is part of a private placement of 599,808 shares at $0.22 per share.  To date, no shares have been issued or registered under this private placement.

Funds totalling $516,342 were received pursuant to a private placement of the Company’s common stock at $0.50 per share.  The $516,342 is part of a private placement of 1,032,683 shares at $0.50 per share.  To date, no shares have been issued or registered under this private placement.

8.     Change of Control

The Company entered into an agreement (the “Stock Purchase Agreement”) dated February 24, 2006, between Mr. Miller, the former sole shareholder, and Tokay Sequoia Management Company Ltd. (“Tokay”). Under the terms of the Stock Purchase Agreement, Mr. Miller sold to Tokay an aggregate of 4,960,000 shares of common stock, representing approximately 99.2% of the Company’s current outstanding shares of common stock. Tokay paid $65,600 for the shares and Mr. Miller agreed to release the Company from all debts owing to him in the amount of $14,628 (Note 6). Additionally, the Company was indebted for legal fees incurred in the amount of $23,000 which was assumed by Mr. Miller and Tokay, and therefore, the Company recognized donated capital of $23,000. Mr. Miller agreed to place his remaining 40,000 shares of common stock in escrow to be released in 4,000 share monthly increments starting on the date the Company’s shares are posted for trading on an exchange or quotation system.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$81
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Printing and marketing expenses	100
Miscellaneous	819
Total	$36,000

Indemnification of Officers and Directors

The only statutes, charter provisions, bylaws, contracts, or other arrangements under which any of our directors, officers or control persons are insured or indemnified in any manner against any liability which they may incur in their capacity as such, are as follows:

•	Chapter 78 of the Nevada Revised Statutes (“NRS”); and

•	Article IX of our Articles of Incorporation, filed as Exhibit 3.1 to this Prospectus.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS provides as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our Articles of Incorporation provide that we may indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is that we may indemnify a director, officer or control person from liability, thereby making us responsible for any expenses or damages incurred by such director, officer or control person in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Recent Sales of Unregistered Securities

From our inception on February 9, 2000 to November 21, 2008, we completed the following sales of unregistered securities:

•
On March 2, 2000 we issued 5,000,000 shares of our common stock to Harry Miller, our former President, Chief Executive Officer, Chief Financial Officer, and sole director, at $0.0001 per share for cash proceeds of $500.  These shares were issued without a prospectus pursuant to section 4(2) of the Securities Act.

•
On February 9, 2007 we entered into a convertible promissory note agreement with CIBT Education Group Inc. whereby CIBT agreed to loan us $150,000 at an interest rate of 8% per annum. CIBT had the option to convert all or a portion of the $150,000 into shares of our common stock at a price of $0.01 per share.  On September 29, 2008, we paid off the full amount of the loan plus accrued interest, and the convertible promissory note was cancelled. These securities were issued without a prospectus pursuant to Regulation S promulgated under the Securities Act.

•
On January 8, 2008 we issued an aggregate of 980,433 units at $0.50 per unit to 14 non-U.S. investors and one U.S. investor for cash proceeds of approximately $490,217. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one additional common share at a price of $1.00 per share until January 8, 2009. These securities were issued without a prospectus pursuant to section 4 (2) of the Securities Act and Regulation S promulgated thereunder.

•
On January 8, 2008 we issued 599,808 shares of our common stock at $0.22 per share to five non-U.S. investors for cash proceeds of $131,958. These securities were issued without a prospectus pursuant to Regulation S promulgated under the Securities Act.

•
On January 8, 2008 we issued 54,250 shares of our common stock at $0.50 per share to 49 non-U.S. investors for cash proceeds of $27,125. These securities were issued without a prospectus pursuant to Regulation S promulgated under the Securities Act.

The price discrepancy between the various concurrent issuances of shares and units during the month of January 2008 was due to the fact that cash payments in respect of subscriptions for the $0.22 share issuances, $0.50 share issuances and $0.50 unit issuances were received at various times during fiscal 2007 and were not processed in a timely manner due to administrative delays. Subscriptions for the $0.22 share issuances were initially entered into in April 2007 at the price of $0.25 per share and later amended. Subscriptions for the $0.50 share issuances were entered into in July 2007 and subscriptions for the $0.50 unit issuances were entered into in August 2007.

Our reliance upon the exemption under section 4(2) of the Securities Act was based on the fact that the issuance of the securities did not involve a “public offering”. Each offering was not a "public offering" as defined in section 4(2) due to the number of persons involved in the deal, the size of the offering, the manner of the offering and the number of securities offered. We did not undertake an offering in which we sold a high number of shares to a significant number of investors. In addition, the investors had the necessary investment intent as required by section 4(2) since they agreed to receive and did receive a share certificate bearing a legend stating that the shares are restricted pursuant to Rule 144 under the Securities Act. This restriction ensures that these shares cannot be immediately redistributed into the market and are therefore not part of a "public offering". The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated in the offering. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in section 4(2) of the Securities Act for transactions not involving any public offering.

Our reliance upon Rule 903 of Regulation S under the Securities Act was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Exhibits

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation dated February 9, 2000 (1)
3.2	Certificate of Amendment to Articles of Incorporation dated February 14, 2000 (1)
3.3	Certificate of Amendment to Articles of Incorporation dated February 23, 2007 (2)
3.4	Certificate of Amendment to Articles of Incorporation dated March 22, 2007 (2)
3.5	Bylaws (1)
5.1	Legal Opinion & Consent
10.1	Bridge Loan Agreement with Live-Interactive Technology Ltd. dated February 16, 2008 (3)
10.2	Convertible Promissory Note with CIBT Education Group Inc. dated February 9, 2007 (4)
23.1	Auditor Consent

(1) Included as exhibits on our Form 10-SB filed on April 30, 2002.
(2) Included as exhibits on our Form 8-K filed on March 28, 2008.
(3) Included as an exhibit on our Form 10-K filed on March 31, 2008.
(4) Included as an exhibit on our Form 10-KSB filed on April 2, 2007.

Undertakings

The registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

•	include any Prospectus required by section 10(a)(3) of the Securities Act;

•
reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

•	include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.
that for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new Prospectus relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this Prospectus, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       (i)    any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

       (ii)   any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

       (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

       (iv)  any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Prospectus on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, on November 26, 2008

Asia Interactive Media Inc.

By:	/s/ Ken Ng
Ken Ng
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Ken Ng	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director	November 26, 2008
Ken Ng